Exhibit 99.1

Murphy USA Inc. Reports Fourth Quarter 2016 Results

El Dorado, Arkansas, February 1, 2017 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and twelve months ended December 31, 2016.
Key Fourth Quarter and Full Year Highlights:

•
Net income was $43.8 million, or $1.14 per diluted share in Q4 2016 compared to $66.7 million of net income or $1.58 per diluted share in Q4 2015. For the full year 2016, net income was $221.5 million, or $5.59 per diluted share compared to $176.3 million or $4.02 per diluted share in 2015.

•
Total retail gallons declined 0.7% to 1.07 billion gallons for the network in Q4 2016 while volumes on an APSM basis declined 5.9% versus prior year quarter and retail fuel margins declined from 12.4 cpg to 10.6 cpg. For the full year, total gallons were up 1.7% to 4.20 billion, and retail fuel margins averaged 11.6 cpg, down from 12.5 cpg in 2015.

•
Product supply and wholesale (PS&W) contribution, including RIN income, was $51.5 million in Q4 2016, adding 4.8 cpg on a retail gallon equivalent basis versus 1.5 cpg in the 2015 period. For the full-year 2016, PS&W including RIN income was $161.4 million, or 3.9 cpg on a retail equivalent basis compared to $100.7 million, or 2.4 cpg in 2015.

•
Merchandise contribution dollars during the quarter grew 7.1% year over year, or 1.5% APSM, to $89.8 million at average unit margins of 15.3%. For the full year, merchandise contribution dollars increased 11.2% to $364.1 million at average margins of 15.6%, up 120 basis points from 14.4% in 2015.

•	Added 37 new stores in the quarter bringing the chain total to 1,401 locations at year-end. In total, 67 new stores were added during 2016 along with 10 raze and rebuilds.

•
Repurchased approximately 1.7 million shares during the fourth quarter for $111 million at an average price of approximately $66.50 per share bringing our full year activity to $323 million and 4.9 million shares, leaving approximately $177 million remaining under the previously announced program of up to $500 million through 2017.

“We are very pleased with the company’s performance in 2016 despite a challenging fourth quarter fuel environment,” said President and CEO Andrew Clyde.  “The transformational changes we made to our business generated $57 million of EBITDA growth versus 2015. This included merchandise margin expansion of 120 basis points and a 4.1% improvement in per-store operating expenses which together more than offset lower retail fuel margins that were more than a penny below the midpoint of our guidance”, Clyde continued. “Despite the weakest retail fuel margin environment since 2010, EPS growth remained robust due to a more efficient operating structure and our balanced capital allocation strategy combining organic growth with share repurchases." Clyde concluded.

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2016	2015	2016	2015
Net income ($ Millions)	$43.8	$66.7	$221.5	$176.3
Earnings per share (diluted)	$1.14	$1.58	$5.59	$4.02
Income from continuing operations ($ Millions)	$43.8	$29.2	$221.5	$137.6
EPS from continuing operations (diluted)	$1.14	$0.69	$5.59	$3.14
Adjusted EBITDA (non-GAAP) ($ Millions)	$103.2	$77.3	$400.1	$342.9
Higher income from continuing operations, earnings per share and Adjusted EBITDA in the Q4 2016 and full-year periods were attributable to improved merchandise margins, higher net contribution from combined PS&W plus RIN sales, and lower operating expense all of which were partially offset by weaker retail fuel margins.
The CAM pipeline sale in Q1 2016 contributed $56.0 million of after-tax net income from continuing operations to full year results.
Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2016	2015	2016	2015
Retail fuel volume - chain (Million gal)	1,066.5	1,074.3	4,195.2	4,123.8
Retail fuel volume - per site (K gal APSM)	257.3	273.4	259.1	267.9
Retail fuel margin (cpg excl credit card fees)	10.6	12.4	11.6	12.5
Total retail fuel contribution ($ Millions)	$112.7	$133.3	$485.8	$515.6
Retail fuel contribution ($K APSM)	$27.2	$33.9	$30.0	$33.5
PS&W contribution ($ Millions excl RINs)	$1.1	$(7.8)	$(19.8)	$(16.8)
RIN sales ($ Millions)	$50.4	$23.6	$181.1	$117.5
Total retail fuel contribution dollars decreased 15.4% in Q4 2016 due primarily to weak retail margins caused by continued upward movement in wholesale prices throughout the quarter, and to a lesser extent, softer volumes per store. Per store volumes declined 5.9% during Q4 contributing to a decrease in total network retail gallons sold. For the full year, APSM volumes declined 3.3%, with much of the decline concentrated in the second half of the year due to a combination of rising wholesale prices, headwinds associated with a higher mix of new Midwest stores in 2015, and market externalities, such as the Colonial pipeline disruptions.
Product Supply and Wholesale generated income of $1.1 million in Q4, with inventory gains related to rising wholesale prices more than offsetting a negative contribution from spot-to-rack differentials. On a combined basis, PS&W and RINs effectively contributed 4.83 cpg to retail margins in the fourth quarter and 3.85 cpg for the full year.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2016	2015	2016	2015
Total merchandise sales ($ Millions)	$588.4	$586.0	$2,338.6	$2,273.9
Total merchandise contribution ($ Millions)	$89.8	$83.9	$364.1	$327.5
Total merchandise sales ($K APSM)	$141.9	$149.1	$144.4	$147.7
Merchandise unit margin (%)	15.3%	14.3%	15.6%	14.4%
Tobacco contribution ($K APSM)	$13.1	$12.7	$13.3	$12.5
Non-tobacco contribution ($K APSM)	$8.6	$8.7	$9.2	$8.8
Total merchandise contribution ($K APSM)	$21.7	$21.4	$22.5	$21.3
Total merchandise sales increased 0.4% in Q4, driven primarily by new store additions and partially offset by a 4.8% decrease in APSM sales reflecting a decline in both tobacco and non-tobacco categories. Total margin contribution, however, increased 7.1% for the quarter, attributable to new store additions and a 100 basis point increase in total merchandise margins to 15.3% from 14.3% in the prior period.
For the full year, total merchandise contribution dollars were up 11.2%, 5.7% on an APSM basis, driven by a 6.3% increase in per store tobacco margins and a 4.8% increase in per store non-tobacco margins. Tobacco margin growth was attributable to higher rebates, price increases, promotional activity, and the Core-Mark supply relationship. Non-tobacco margins continue to benefit from strength across most product categories, with the largest impacts attributable to strong lotto/lottery and beverage performance, as well as the Company's growing number of larger store formats.
Other areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2016	2015	2016	2015
Total station and other operating expense ($ Millions)	$123.4	$127.9	$493.3	$486.4
Station OPEX excl credit card fees ($K APSM)	$20.6	$23.4	$21.4	$22.4
Total SG&A cost ($ Millions)	$28.1	$32.3	$122.7	$129.3
Total station and other operating expenses decreased $4.5 million for the quarter, reflecting lower labor and benefits costs partially offset by new store additions and higher credit card fees. On a per store basis, operating expenses excluding credit card fees declined 11.3% from the prior period, with significant savings in labor and maintenance expense categories.
For the full year, operating expenses excluding credit card fees declined 4.1% on an APSM basis, driven primarily by labor and benefit cost reductions generated by the implementation of our store labor model.

Total SG&A was down $4.2 million during Q4 and $6.6 million for the full year, with the declines in both periods caused by a delay in timing of planned investments in systems upgrades and additional personnel.
Station Openings
Murphy USA opened 37 retail locations in Q4 2016, bringing the quarter end store count to 1,401, consisting of 1,152 Murphy USA sites and 249 Murphy Express sites. A total of 27 stores are currently under construction including 16 high-performing locations that were closed in late January 2017 for raze and rebuild and are expected to return to operation in the second quarter as larger format stores.
Cash Flow and Financial Resources

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Metrics (Millions except average shares)	2016	2015	2016	2015
Net cash provided by continuing operations	$127.6	$95.8	$337.4	$233.7
Capital expenditures	$(63.2)	$(53.7)	$(262.1)	$(205.2)
Free cash flow (non-GAAP)	$64.4	$42.1	$75.3	$28.5
Cash and cash equivalents	$153.8	$102.3	$153.8	$102.3
Long-term debt	$629.6	$490.2	$629.6	$490.2
Average shares outstanding, thousands (diluted)	38,297	42,066	39,646	43,794
Cash balances on December 31, 2016 totaled $153.8 million. Long-term debt consisted of approximately $490 million in carrying value of 6% senior notes due in 2023, and $180 million of term debt less $40 million of current maturities, which are reflected in Current Liabilities. The Company's asset-based loan facility remains undrawn with a borrowing base of $215.9 million as of January 2017.
Working capital including fuel related inventories on a LIFO basis was $1.0 million as of December 31, 2016. On a FIFO basis, working capital would be $154 million.
Approximately 1.7 million shares were repurchased during the current quarter for $111 million bringing the year-to-date total to $323 million and 4.9 million shares of treasury stock acquisitions. At December 31, 2016, the Company had common shares outstanding of 36,935,968.

2016 Guidance Update and 2017 Guidance Ranges

	2016 Original Guidance Range	2016 Actual Results	2017 Guidance Range
Annual retail fuel volume (Billion gallons per year)	4.2 to 4.4	4.2	4.3 to 4.5
Retail fuel volume per store (K gallons APSM)	265 to 270	259.1	255 to 265
Retail fuel unit margin (cpg)	12.25 to 13.25	11.6	N/A
RINs (cents per RIN)	30 to 50	82.0	N/A
Total fuel contribution (cpg)	N/A	15.4	14 to 16
Total merchandise sales ($ Millions per year)	$2,320 to $2,370	$2,339	$2,400 to $2,450
Merchandise contribution ($ Millions per year)	$340 to $360	$364	$380 to $390
Retail station OPEX excluding credit cards (APSM %YOY change)	-2% to -4%	-4.1%	Flat to -2%
SG&A ($ Millions per year)	$130 to $135	$123	$135 to $140
New store additions	60 to 80	67	45 to 50
Raze and Rebuild sites	N/A	10	15 to 20
Capital expenditures ($ Millions per year)	$250 to $300	$264	$250 to $300
Net income ($ millions per year)	N/A	$221	$140 to $190
Adjusted EBITDA (non-GAAP) ($ millions per year)	$400 to $440	$400	$400 to $450
Management's annual guidance for 2017 reflects the Company's independent growth strategy and expected benefits of ongoing business improvement initiatives. Key 2017 guidance ranges include the following assumptions and are subject to the uncertainties noted below:

•
Network fuel volume growth reflects new site additions coupled with expectations for flat per site volumes, with the upper and lower boundaries reflecting a variety of market expectations and competitive dynamics along with the temporary closing of 20 high performing stores for raze and rebuild in the first and second quarters

•	Total fuel contribution guidance of 14-16 cpg reflects the combined results of our retail business and PS&W business, including RIN income

•	Merchandise sales growth reflects new site additions of primarily 1,200 sq. ft. or larger stores, in addition to 20 raze and rebuilds, along with continued upgrade investments

•	Merchandise contribution reflects higher sales and ongoing margin expansion initiatives

•	Store operating expense per site reduction reflects ongoing benefits of ASaP initiatives

•	SG&A costs reflect investments in key personnel and IT related enhancements and include an expected $2.5 million restructuring charge in the first quarter

•	New store additions and raze and rebuild sites reflect currently approved locations

•
Capital expenditures reflect sustained store growth, increased raze and rebuild activity, store improvements, land bank additions and continued implementation of various corporate infrastructure projects

•
The Net Income range presented above is subject to additional uncertainties which could cause actual results to differ meaningfully from forecast results, including without limitation (1) the unpredictability of special tax items, changes in profitability mix to states with or without income tax and timing of settlement of outstanding tax matters; (2) the potential for additional debt issuance along with size, timing and rates of any such issuances; (3) the timing of new store development or amount of capital expended to develop these stores; and (4) the existence and/or timing of raze and rebuild activity which will result in writeoffs of undepreciated costs for replaced stores and gain or loss on sale of any assets not currently planned

•	Net Income and Adjusted EBITDA ranges provided reflect the impact of the above guidance components as adjusted for management's expected interactions across the components

* * * * *

Earnings Call Information
The Company will host a conference call on February 2, 2017, at 10:00 a.m. Central time to discuss fourth quarter 2016 results. The conference call number is 1 (877) 291-1367 and the conference number is 43412076. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through February 3, 2017, by dialing 1(855) 859-2056 and referencing conference number 43412076. In addition, a transcript of the event will be made available on the website shortly following the conference call.

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in our operations and our expectations regarding 2017 guidance. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; changes in the margins on retail and wholesale gasoline marketing operations; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC report, including our Annual Report on our Form 10-K for the year ended December 31, 2015 contains other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Director, Investor Relations christian.pikul@murphyusa.com Cell 870-677-0278	Media/ Public Relations Contact: Jerianne Thomas (870) 875-7770 Director, Corporate Communications jerianne.thomas@murphyusa.com Cell - 870-866-6321

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited, except for twelve months in 2015)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars except per share amounts)	2016	2015	2016	2015
Revenues
Petroleum product sales (a)	$2,415,653	$2,317,531	$9,070,623	$10,304,689
Merchandise sales	588,424	586,003	2,338,586	2,273,888
Other operating revenues	51,714	24,620	185,344	120,834
Total revenues	3,055,791	2,928,154	11,594,553	12,699,411
Costs and Operating Expenses
Petroleum product cost of goods sold (a)	2,302,401	2,188,514	8,603,953	9,794,475
Merchandise cost of goods sold	498,617	502,130	1,974,486	1,946,423
Station and other operating expenses	123,410	127,920	493,320	486,383
Depreciation and amortization	25,863	22,555	98,610	86,568
Selling, general and administrative	28,120	32,282	122,669	129,277
Accretion of asset retirement obligations	414	384	1,650	1,521
Total costs and operating expenses	2,978,825	2,873,785	11,294,688	12,444,647
Income from operations	76,966	54,369	299,865	254,764
Other income (expense)
Interest income	104	269	578	2,177
Interest expense	(9,924)	(8,491)	(39,704)	(33,531)
Gain (loss) on sale of assets	(428)	(567)	88,212	(4,658)
Other nonoperating income (expense)	114	(1,079)	3,080	(463)
Total other income (expense)	(10,134)	(9,868)	52,166	(36,475)
Income before income taxes	66,832	44,501	352,031	218,289
Income tax expense	23,015	15,268	130,539	80,698
Income from continuing operations	43,817	29,233	221,492	137,591
Income (loss) from discontinued operations, net of taxes	—	37,453	—	38,749
Net Income	$43,817	$66,686	$221,492	$176,340
Earnings per share - basic:
Income from continuing operations	$1.16	$0.70	$5.64	$3.17
Income from discontinued operations	—	0.90	—	0.89
Net Income - basic	$1.16	$1.60	$5.64	$4.06
Earnings per share - diluted:
Income from continuing operations	$1.14	$0.69	$5.59	$3.14
Income from discontinued operations	—	0.89	—	0.88
Net Income - diluted	$1.14	$1.58	$5.59	$4.02
Weighted-average shares outstanding (in thousands):
Basic	37,930	41,678	39,269	43,434
Diluted	38,297	42,066	39,646	43,794
Supplemental information:
(a) Includes excise taxes of:	$495,131	$508,758	$1,961,478	$1,968,629

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2016	2015	2016	2015

Revenues
Petroleum product sales	$2,415,653	$2,317,531	$9,070,623	$10,304,689
Merchandise sales	588,424	586,003	2,338,586	2,273,888
Other operating revenues	51,699	24,601	185,102	120,547
Total revenues	3,055,776	2,928,135	11,594,311	12,699,124

Costs and operating expenses
Petroleum products cost of goods sold	2,302,401	2,188,514	8,603,953	9,794,475
Merchandise cost of goods sold	498,617	502,130	1,974,486	1,946,423
Station and other operating expenses	123,410	127,920	493,320	486,383
Depreciation and amortization	24,270	21,104	92,242	81,348
Selling, general and administrative	28,120	32,282	122,669	129,277
Accretion of asset retirement obligations	414	384	1,650	1,521
Total costs and operating expenses	2,977,232	2,872,334	11,288,320	12,439,427

Income from operations	78,544	55,801	305,991	259,697

Other income
Interest expense	(18)	(7)	(53)	(20)
Gain (loss) on sale of assets	(428)	(567)	88,212	(4,658)
Other nonoperating income	86	102	2,857	434
Total other income	(360)	(472)	91,016	(4,244)

Income from continuing operations
before income taxes	78,184	55,329	397,007	255,453
Income tax expense	27,016	19,541	147,217	95,657
Income from continuing operations	$51,168	$35,788	$249,790	$159,796

Total tobacco sales revenue per store month	$106,640	$113,706	$108,713	$112,954
Total non-tobacco sales revenue per store month	35,291	35,424	35,697	34,772
Total merchandise sales revenue per store month	$141,931	$149,130	$144,410	$147,726

Store count at end of period	1,401	1,335	1,401	1,335
Total store months during the period	4,146	3,929	16,194	15,393

Same store sales information (compared to APSM metrics)

	Variance from prior year quarter
	Three months ended
	December 31, 2016
	SSS	APSM
Fuel gallons per month	(5.1)%	(5.9)%

Merchandise sales	(3.8)%	(4.8)%
Tobacco sales	(4.4)%	(6.2)%
Non tobacco sales	(1.7)%	(0.4)%

Merchandise margin	2.6%	1.5%
Tobacco margin	5.2%	2.8%
Non tobacco margin	(1.4)%	(0.5)%

	Variance from prior year
	Twelve months ended
	December 31, 2016
	SSS	APSM
Fuel gallons per month	(2.4)%	(3.3)%

Merchandise sales	(0.7)%	(2.2)%
Tobacco sales	(1.6)%	(3.8)%
Non tobacco sales	2.0%	2.7%

Merchandise margin	7.1%	5.7%
Tobacco margin	9.0%	6.3%
Non tobacco margin	4.2%	4.8%

Note

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same Store Sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze and rebuild) or relocated to a new location, it will typically be excluded from the calculation during the period it is out of service. New constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2015 for the sites being compared in the 2016 versus 2015 calculations).

Murphy USA Inc.
Consolidated Balance Sheets

(Thousands of dollars)	December 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$153,813	$102,335
Accounts receivable—trade, less allowance for doubtful accounts of $1,891 in 2016 and $1,963 in 2015	183,519	136,253
Inventories, at lower of cost or market	153,351	155,906
Prepaid expenses and other current assets	24,871	41,173
Total current assets	515,554	435,667
Property, plant and equipment, at cost less accumulated depreciation and amortization of $780,426 in 2016 and $724,486 in 2015	1,532,655	1,369,318
Restricted cash	—	68,571
Other assets	40,531	12,685
Total assets	$2,088,740	$1,886,241
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$40,596	$222
Trade accounts payable and accrued liabilities	473,370	390,341
Income taxes payable	594	—
Deferred income taxes	—	1,729
Total current liabilities	514,560	392,292

Long-term debt, including capitalized lease obligations	629,622	490,160
Deferred income taxes	204,656	161,236
Asset retirement obligations	26,200	24,345
Deferred credits and other liabilities	16,626	25,918
Total liabilities	1,391,664	1,093,951
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2016 and 2015, respectively)	468	468
Treasury stock (9,831,196 and 5,088,434 shares held at
December 31, 2016 and December 31, 2015, respectively)	(608,001)	(294,139)
Additional paid in capital (APIC)	555,338	558,182
Retained earnings	749,271	527,779
Total stockholders' equity	697,076	792,290
Total liabilities and stockholders' equity	$2,088,740	$1,886,241

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2016	2015	2016	2015
Operating Activities
Net income	$43,817	$66,686	$221,492	$176,340
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of taxes	—	(37,453)	—	(38,749)
Depreciation and amortization	25,863	22,555	98,610	86,568
Deferred and noncurrent income tax charges (credits)	2,771	52,495	40,407	40,556
Accretion of asset retirement obligations	414	384	1,650	1,521
Pretax (gains) losses from sale of assets	428	567	(88,212)	4,658
Net (increase) decrease in noncash operating working capital	48,344	(13,392)	53,726	(46,586)
Other operating activities - net	5,975	3,989	9,767	9,417
Net cash provided by continuing operations	127,612	95,831	337,440	233,725
Net cash required by discontinued operations	—	(28,835)	—	(17,887)
Net cash provided by operating activities	127,612	66,996	337,440	215,838
Investing Activities
Property additions	(63,233)	(53,704)	(262,144)	(205,225)
Proceeds from sale of assets	326	4	85,327	729
Changes in restricted cash	—	(68,571)	68,571	(68,571)
Other investing activities - net	(75)	—	(28,963)	(2,889)
Investing activities of discontinued operations
Sales proceeds	—	93,765	—	93,765
Other	2,355	(2,498)	2,355	(7,443)
Net cash required by investing activities	(60,627)	(31,004)	(134,854)	(189,634)
Financing Activities
Purchase of treasury stock	(110,944)	—	(323,272)	(248,695)
Borrowings of debt	—	—	200,000	—
Repayments of debt	(10,157)	(57)	(20,438)	(146)
Debt issuance costs	—	—	(3,240)	(58)
Amounts related to share-based compensation	1,237	(39)	(4,158)	(3,075)
Net cash required by financing activities	(119,864)	(96)	(151,108)	(251,974)
Net increase (decrease) in cash and cash equivalents	(52,879)	35,896	51,478	(225,770)
Cash and cash equivalents at beginning of period	206,692	65,302	102,335	328,105
Cash and cash equivalents at end of period	153,813	101,198	153,813	102,335
Less: Cash and cash equivalents held for sale	—	1,137	—	—
Cash and cash equivalents of continuing operations at end of period	$153,813	$102,335	$153,813	$102,335

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s Adjusted EBITDA for the three and twelve months ended December 31, 2016 and 2015. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2016	2015	2016	2015

Net income	$43,817	$66,686	$221,492	$176,340

Income taxes	23,015	15,268	130,539	80,698
Interest expense, net of interest income	9,820	8,222	39,126	31,354
Depreciation and amortization	25,863	22,555	98,610	86,568
EBITDA	$102,515	$112,731	$489,767	$374,960

(Income) loss from discontinued operations, net of tax	—	(37,453)	—	(38,749)
Accretion of asset retirement obligations	414	384	1,650	1,521
(Gain) loss on sale of assets	428	567	(88,212)	4,658
Other nonoperating (income) expense	(114)	1,079	(3,080)	463
Adjusted EBITDA	$103,243	$77,308	$400,125	$342,853

The Company also considers Free Cash Flow in the operation of its business. Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow is also considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Numerous methods may exist to calculate a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2016	2015	2016	2015

Net cash provided by continuing operations	$127,612	$95,831	$337,440	$233,725
Payments for property and equipment	(63,233)	(53,704)	(262,144)	(205,225)
Free cash flow	$64,379	$42,127	$75,296	$28,500

2017 Full Year Guidance - GAAP to Non-GAAP Reconciliation
An itemized reconciliation between projected Net Income and Adjusted EBITDA for the full year 2017 is as follows:

(Millions of dollars)	Fiscal Year 2017
Net Income	$140 to $190
Mid-Point
Income taxes	$93
Interest expense, net of interest income	$48
Depreciation and amortization	$114
Other operating and nonoperating expenses, net	$5

Adjusted EBITDA	$400 to $450

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges vary based on the individual reconciling item and the assumptions made.